Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Record Adjusted 2012 EPS of $1.33, 45% Higher Than 2011

HOUSTON, TX, March 12, 2013 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the fourth quarter and fiscal year ended February 2, 2013.  For the 2012 fiscal year, the Company reported adjusted earnings, excluding one-time items, of $42.6 million, or $1.33 per diluted share.  This compares to earnings of $31.0 million, or $0.92 per diluted share, in fiscal 2011.

"2012 was a phenomenal year for Stage Stores and one that all of our shareholders and associates can be extremely proud of," stated Michael Glazer, President and Chief Executive Officer.  "We achieved strong gains in sales and earnings and made significant progress on our strategic initiatives.  Total sales exceeded $1.6 billion and we achieved a 5.7% increase in comparable store sales, the highest percentage increase in over 10 years.  Driven by our record sales, adjusted earnings per share increased by 45% to a record $1.33."

New store growth included 25 traditional stores and 31 Steele's stores during the year.  Direct-To-Consumer sales increased 65% over last year.  A new loyalty program with enhanced cardholder benefits was introduced and new cards were reissued to more than 2 million customers.  Consistent with the Company's intent to increase distributions to its shareholders, Stage Stores quarterly dividend rate was increased by 11%.

As the Company noted in its news release on February 11, 2013, it started the process of consolidating its department store operations into its Houston corporate headquarters.  The Company expects the consolidation to increase efficiency, create synergies and enhance purchasing power and sales growth.  The Company projects annual savings from the consolidation to be approximately $5 million.

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Stage Stores Reports Record
Adjusted 2012 EPS
Page – 2

One-time items, which total approximately $6.9 million for the year, were due to the consolidation of the Company's South Hill, Virginia operations and the resignation of the Company's former Chief Executive Officer in March 2012.  Including these items, the Company's net income for the fiscal year was $38.2 million, or $1.19 per diluted share.  For the fourth quarter, the Company reported earnings of $35.8 million, or $1.09 per diluted share, compared to earnings of $32.7 million, or $1.05 per diluted share, for the prior year's fourth quarter.

"From an operational standpoint, we strengthened our executive management team with the addition of Steve Lawrence, our Chief Merchandising Officer, and Bill Gentner, our Chief Marketing Officer, and with the promotion of Russ Lundy to EVP, Stores," stated Mr. Glazer.  "Through their guidance and leadership, and in collaboration with the other members of the executive management team, we continue to make improvements to our merchandise, marketing and stores.

"As we enter 2013, we have great momentum and our inventory is well positioned for growth.  We have strategically increased our inventory investment to take advantage of several opportunities.  We clearly expect to see meaningful sales and earnings growth in 2013 and beyond," Mr. Glazer concluded.

Financial highlights for FY 2012:
•
Total sales increased 8.9% to $1,646 million.  FY 2012 had 53 weeks while FY 2011 had 52 weeks.  The 53rd week in FY 2012 added $16 million to total sales.  On a 52 week basis, comparable store sales increased 5.7%.

•	Direct-To-Consumer sales increased 65% versus the prior year. Direct-To-Consumer sales positively impacted the Company's same store sales by 0.5% in FY 2012.
•
Adjusted gross profit, as a percentage of net sales, improved by 90 basis points compared with FY 2011.  The adjusted merchandise margin rate improved 20 basis points due to lower markdowns, while buying, occupancy and distribution costs improved 70 basis points due to leverage from  higher sales.

•
Adjusted selling, general and administrative expenses, as a percentage of net sales, increased by 20 basis points over FY 2011.  Leverage in store expenses and an improved benefit from the Company's private label credit card program were offset by an increase in incentive compensation costs.

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Stage Stores Reports Record
Adjusted 2012 EPS
Page – 3
•
Adjusted earnings per diluted share increased 45% to $1.33 over last year.  Including the one-time items, EPS was $1.19.  Adjusted net income was $42.6 million, a 37% increase compared to $31.0 million for last year.  Including the one-time items, net income was $38.2 million.  Diluted average shares outstanding for FY 2012 were 31.6 million compared to 33.3 million for FY 2011.

Fiscal 2013 Outlook
The Company expects that comparable store sales for the year will increase 2% to 4% and that EPS, excluding one-time items, will be in a range of $1.45 to $1.55.  The one-time items are associated with the consolidation of the Company's South Hill operations into its Houston headquarters and are estimated to be approximately $16 million, or $0.30 per diluted share, for the year.

	FY 2013 OUTLOOK			FY 2012
Sales ($mm)	$1,689	-	$1,721	$1,646

Adjusted EPS	$1.45	-	$1.55	$1.33

Diluted Shares (m)	33,200			31,600

The Company added that it plans to open approximately 40 stores during the year, and expects net capital expenditures of approximately $57 million, compared to $45 million in FY 2012.   The increase in net capital expenditures is due to additional investments in existing stores for the upgrading of store fixtures and visual merchandising, the installation of additional cosmetics counters and IT initiatives.

Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its fourth quarter and full year results.  Interested parties can participate in the Company's conference call by dialing 703-639-1123.  Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts and then the webcast link.  A replay of the conference call will be available online until midnight on Friday, March 22, 2013.

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Stage Stores Reports Record
Adjusted 2012 EPS
Page – 4

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 864 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains "forward-looking statements". Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company's expectations for sales, comparable store sales, EPS and diluted share count for the 2013 fiscal year.  Forward-looking statements also include comments regarding the Company's expectations for the number of traditional and Steele's stores that it plans to open in the 2013 fiscal year, as well as the amount of net capital expenditures.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 28, 2012, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended		Thirteen Weeks Ended
	February 2, 2013		January 28, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$527,899	100.0%	$479,096	100.0%
Cost of sales and related buying, occupancy and distribution expenses	357,001	67.6%	328,736	68.6%
Gross profit	170,898	32.4%	150,360	31.4%
Selling, general and administrative expenses	112,768	21.4%	97,163	20.3%
Store opening costs	500	0.1%	452	0.1%
Interest expense, net of income of $0 and $0, respectively	661	0.1%	1,015	0.2%
Income before income tax	56,969	10.8%	51,730	10.8%
Income tax expense	21,176	4.0%	19,016	4.0%
Net income	$35,793	6.8%	$32,714	6.8%

Basic and diluted earnings per share data:
Basic earnings per share	$1.10		$1.06
Basic weighted average shares outstanding	31,957		30,432

Diluted earnings per share	$1.09		$1.05
Diluted weighted average shares outstanding	32,376		30,603

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share)
(Unaudited)

	Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 2, 2013		January 28, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$1,645,800	100.0%	$1,511,919	100.0%
Cost of sales and related buying, occupancy and distribution expenses	1,186,025	72.1%	1,101,319	72.8%
Gross profit	459,775	27.9%	410,600	27.2%
Selling, general and administrative expenses	392,727	23.9%	353,834	23.4%
Store opening costs	3,657	0.2%	5,670	0.4%
Interest expense, net of income of $0 and $24, respectively	3,011	0.2%	3,821	0.3%
Income before income tax	60,380	3.7%	47,275	3.1%
Income tax expense	22,201	1.3%	16,315	1.1%
Net income	$38,179	2.3%	$30,960	2.0%

Basic and diluted earnings per share data:
Basic earnings per share	$1.20		$0.93
Basic weighted average shares outstanding	31,278		33,021

Diluted earnings per share	$1.19		$0.92
Diluted weighted average shares outstanding	31,600		33,278

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	February 2, 2013	January 28, 2012

ASSETS
Cash and cash equivalents	$17,937	$18,621
Merchandise inventories, net	413,928	347,944
Prepaid expenses and other current assets	35,467	33,434
Total current assets	467,332	399,999

Property, equipment and leasehold improvements, net	292,801	300,717
Intangible asset	14,910	14,910
Other non-current assets, net	21,928	19,713
Total assets	$796,971	$735,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$110,826	$106,022
Income taxes payable	14,929	6,187
Current portion of debt obligations	744	13,782
Accrued expenses and other current liabilities	83,673	60,308
Total current liabilities	210,172	186,299

Long-term debt obligations	11,585	35,721
Deferred taxes	19,461	17,830
Other long-term liabilities	90,883	82,783
Total liabilities	332,101	322,633

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized,
32,014 and 30,444 shares issued, respectively	320	304
Additional paid-in capital	376,615	349,366
Less treasury stock - at cost, 0 and 0 shares, respectively	(701)	(835)
Accumulated other comprehensive loss	(6,135)	(4,748)
Retained earnings	94,771	68,619
Total stockholders' equity	464,870	412,706
Total liabilities and stockholders' equity	$796,971	$735,339

Stage Stores, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Fifty-Three	Fifty-Two
	Weeks Ended	Weeks Ended
	February 2, 2013	January 28, 2012
Cash flows from operating activities:
Net income	$38,179	$30,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and impairment of long-lived assets	60,426	61,680
Loss (gain) on retirements of property and equipment	454	(101)
Deferred income taxes	1,107	6,768
Tax (deficiency) benefit from stock-based compensation	(1,311)	738
Stock-based compensation expense	7,803	7,690
Amortization of debt issuance costs	417	347
Excess tax benefits from stock-based compensation	(1,024)	(1,339)
Deferred compensation obligation	(134)	134
Amortization of employee benefit related costs	414	592
Construction allowances from landlords	4,193	4,499
Changes in operating assets and liabilities:
Increase in merchandise inventories	(65,984)	(22,443)
Increase in other assets	(4,801)	(4,369)
Increase (decrease) in accounts payable and other liabilities	36,242	(7,101)
Total adjustments	37,802	47,095
Net cash provided by operating activities	75,981	78,055

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(49,489)	(45,731)
Proceeds from insurance and retirements of property and equipment	50	413
Net cash used in investing activities	(49,439)	(45,318)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	357,910	238,800
Payments of revolving credit facility borrowings	(376,410)	(214,300)
Payments of long-term debt obligations	(18,674)	(13,489)
Payments of debt issuance costs	-	(1,149)
Repurchases of common stock	(387)	(110,919)
Proceeds from exercise of stock awards	21,306	7,286
Excess tax benefits from stock-based compensation	1,024	1,339
Cash dividends paid	(11,995)	(11,033)
Net cash used in financing activities	(27,226)	(103,465)
Net decrease in cash and cash equivalents	(684)	(70,728)

Cash and cash equivalents:
Beginning of period	18,621	89,349
End of period	$17,937	$18,621

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in millions, except earnings per share)
(Unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 2, 2013	January 28, 2012

Net income
On a U.S. GAAP basis	$38.2	$31.0
South Hill consolidation related charges, net of tax of $1.4	2.3	-
Former Chief Executive Officer resignation related charges, net of tax of $1.2	2.1	-
On a non-U.S. GAAP basis	$42.6	$31.0

Diluted earnings per share:
On a U.S. GAAP basis	$1.19	$0.92
South Hill consolidation related charges	0.07	-
Former Chief Executive Officer resignation related charges	0.07	-
On a non-U.S. GAAP basis	$1.33	$0.92